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           THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                  c/o Prudential Capital Group
                       Four Gateway Center
                       100 Mulberry Street
                    Newark, New Jersey  07102

                                   October 14, 1996
Stanley Furniture Company, Inc.
Hwy. 57 West
Stanleytown, Virginia  24168

     Attention:  Douglas I. Payne, Vice President of Finance

     Re:  7.28% Senior Notes due 2004 and 7.57% Series A Senior
          Notes due 2005

Gentlemen:

     Reference is made to the Note Agreements dated February 15, 1994 and June 29, 1995 (the "Note Agreements") between Stanley Furniture Company, Inc. (the "Company") and The Prudential Insurance Company of America ("Prudential"). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Note Agreement.

     The Company has advised Prudential that ML-Lee Acquisition Fund, L.P. and certain affiliates of the Thomas H. Lee Company (collectively, "Lee") are pursuing a secondary offering to the public (the "Public Offering") to sell all of the common stock of the Company currently owned by Lee (the "Lee Stock"). The Company will not be offering any shares of its Common Stock in the Public Offering. In the event that the underwriters do not exercise their overallotment option in full, the Company intends to repurchase the remaining Lee Stock. Notwithstanding anything to the contrary contained in paragraphs 6B of each of the Note Agreements, Prudential hereby consents and agrees that, in the event that (a) the Public Offering is completed and (b) the underwriters do not exercise their overallotment option in full, the repurchase by the Company for a purchase price of up to $10,000,000 of the remaining Lee Stock after the consummation of the Public Offering shall not constitute a Restricted Payment.
                                   Very truly yours,

                                   THE PRUDENTIAL INSURANCE COMPANY
                                     OF AMERICA

                                   By:
Acknowledged and agreed to this       Vice President
14th day of October, 1996.

STANLEY FURNITURE COMPANY, INC.
By:
   Douglas I. Payne, Vice President of Finance        10QExh4.1